As filed with the Securities and Exchange Commission on October 16, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ROAN RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	83-1984112
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14701 Hertz Quail Springs Pkwy

Oklahoma City, OK 73134

(Address of principal executive offices, including zip code)

ROAN RESOURCES, INC. AMENDED AND RESTATED MANAGEMENT INCENTIVE PLAN

(Full title of the plan)

David C. Treadwell

General Counsel and Corporate Secretary

14701 Hertz Quail Springs Pkwy

Oklahoma City, OK 73134

Telephone: (405) 896-8050

(Name, address and telephone number of agent for service)

Copies to:

Alan Beck

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, Texas 77002

(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”).  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Class A common stock, $0.001 par value per share	16,779,349	$16.97	$284,745,552.53	$34,511.16

(1)

The Registration Statement (as defined below) registers 16,779,349 shares of Class A common stock, $0.001 par value per share (the “Common Stock”), of Roan Resources, Inc. (the “Registrant”) that may be delivered with respect to awards under the Roan Resources, Inc. Management Incentive Plan (as amended from time to time, the “Plan”), which shares consist of shares of Common Stock reserved and available for delivery with respect to awards under the Plan and shares of Common Stock that may again become available for delivery with respect to awards under the Plan pursuant to the terms and conditions of the Plan.

(2)

Pursuant to Rule 416(a) under the Securities Act, the Registration Statement shall be deemed to cover an indeterminate number of additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the adjustment or anti-dilution provisions of the Plan.

(3)

The proposed maximum offering price per share and proposed maximum aggregate offering price for the shares of Common Stock have been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act based upon the average of the high and low prices for a share of Common Stock as reported on the OTCQB on October 11, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will provide all participants in the Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428(a)(2) of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into the Registration Statement the following documents:

a)

The Registrant’s Annual Report on Form 10-K (File No. 000-51719), filed with the Commission on February 27, 2018 (and subsequently amended on April 18, 2018) for its fiscal year ended December 31, 2017;

b)

The Registrant’s Quarterly Reports on Form 10-Q (File No. 000-51719), filed with the Commission on May 3, 2018 and August 8, 2018 for the quarterly periods ended March 31, 2018 and June 30, 2018, respectively;

c)

The Registrant’s Current Reports on Form 8-K (File No. 000-51719), filed with the Commission on January 16, 2018, March 14, 2018, April 24, 2018, June 28, 2018, July 25, 2018, July 26, 2018, August 10, 2018, September 21, 2018, September 24, 2018 (and subsequently amended on September 25, 2018) and September 27, 2018.

d)

All other reports filed by the Registrant with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report on Form 10-K referred to in (a) above; and

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement. All documents incorporated herein by reference that were filed with the Commission prior to September 24, 2018 relate to Linn Energy, Inc.

Item 4. Description of Securities.

As of September 27, 2018, the authorized capital stock of the Registrant included 800,000,000 shares of Common Stock, of which 152,539,532 shares are issued and outstanding.

Description of Common Stock

Except as provided by law or in a preferred stock designation, holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, will have the exclusive right to vote for the election of directors and do not have cumulative voting rights. Except as otherwise required by law, holders of Common Stock are not entitled to vote on any amendment to the Registrant’s second amended and restated certificate of incorporation (the “Certificate of Incorporation”) (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of any outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) or pursuant to the Delaware General Corporation Law (the “DGCL”). Subject to prior rights and preferences that may be applicable to any outstanding shares or series of preferred stock, holders of Common Stock are entitled to receive ratably in proportion to the shares of Common Stock held by them such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by the Registrant’s board of directors out of funds legally available for dividend payments. All outstanding shares of Common Stock are fully paid and non-assessable.

The holders of Common Stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Registrant’s affairs, holders of Common Stock will be entitled to share ratably in the Registrant’s assets in proportion to the shares of Common Stock held by them that are remaining after payment or provision for payment of all of the Registrant’s debts and obligations and after distribution in full of preferential amounts to be distributed to holders of outstanding shares of preferred stock, if any.

Anti-Takeover Effects of Provisions of the Certificate of Incorporation, the Bylaws and Delaware Law

Some provisions of Delaware law, the Certificate of Incorporation and the Registrant’s second amended and restated bylaws (the “Bylaws”) contain provisions that could make the following transactions more difficult: acquisitions of the Registrant by means of a tender offer, a proxy contest or otherwise or removal of the Registrant’s incumbent officers and directors. These provisions may also have the effect of preventing changes in the Registrant’s management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in the Registrant’s best interests, including transactions that might result in a premium over the market price for the Registrant’s shares.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Registrant to first negotiate with it. The Registrant believes that the benefits of increased protection and its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure it outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Law

Section 203 of the DGCL prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

The Registrant will continue to elect to not be subject to the provisions of Section 203 of the DGCL.

The Certificate of Incorporation and Bylaws

Provisions of the Certificate of Incorporation and the Bylaws may delay or discourage transactions involving an actual or potential change in control or change in the Registrant’s management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of the Common Stock.

Among other things, the Certificate of Incorporation and Bylaws:

•

establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of the stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to the Registrant’s corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at the Registrant’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The Bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting;

•

provide the Registrant’s board of directors the ability to authorize undesignated preferred stock. This ability makes it possible for the Registrant’s board of directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Registrant. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of the Registrant;

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•

on or after the 2020 annual meeting, provide that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, or, prior to the 2020 annual meeting, by certain principal stockholders, for so long as such principal stockholders and their affiliates collectively beneficially own a certain amount of the outstanding shares of the Common Stock;

•

provide for the Registrant’s board of directors to be divided into two classes of directors, with the first class serving a term ending on the date of the 2019 annual general meeting of stockholders and the second class serving a term ending on the date of the 2020 annual meeting. Following the 2020 annual meeting, the board of directors will cease to be classified. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Registrant, because it generally makes it more difficult for stockholders to replace a majority of the directors;

•	provide that special meetings of the Registrant’s stockholders may only be called by the board of directors;

•

provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock with respect to such series;

•

provide that the affirmative vote of the holders of a majority of the voting power of all then outstanding Common Stock shall be required to remove any or all of the directors from office with or without cause; and

•	at any time prior to the 2020 annual meeting,

•

or until the applicable legacy stockholder ceases to beneficially own at least 5% of the Common Stock, each legacy stockholder shall have the right to designate one director to the Registrant’s board of directors and to fill any vacancy on the board of directors due to the death, disability, resignation or removal of such director designated by such legacy stockholder;

•

or until Roan Holdings, LLC ceases to beneficially own at least 5% of the outstanding shares of Common Stock, Roan Holdings, LLC shall have the right to designate one independent director to the board of directors (subject to the consent of the legacy stockholders) and to fill any vacancy on the board of directors due to the death, disability, resignation or removal of such director;

•

or until Roan Holdings, LLC ceases to beneficially own at least 5% of the outstanding shares of Common Stock, Roan Holdings, LLC shall have the right to designate to the board of directors a number of directors equal to: (i) if Roan Holdings, LLC beneficially owns at least 30% of the outstanding shares of Common Stock, four directors; (ii) if Roan Holdings, LLC beneficially owns at least 15% but less than 30% of the outstanding shares of Common Stock, three directors; and (iii) if Roan Holdings, LLC beneficially owns at least 5% but less than 15% of the outstanding shares of Common Stock, two directors, and, in each case, to fill any vacancy on the board of directors due to the death, disability, resignation or removal of any such director; and

•	provide that the then-current chief executive officer of the Registrant be designated to serve as a member of the board of directors.

Amendment of the Bylaws

The Certificate of Incorporation and Bylaws grant to the board of directors the power to adopt, amend, restate or repeal the Bylaws, as permitted under the DGCL, provided that any adoption, alternation or repeal by the board of directors shall require (i) prior to the date of the 2020 annual meeting, a vote of equal to or great than 66 2/3% of the board of directors, and (ii) on and after the date of the 2020 annual meeting, only by a vote of a majority of the board of directors. The stockholders may adopt, amend, restate or repeal the Bylaws, subject to the then-applicable terms and conditions of the stockholders’ agreement entered into between the legacy stockholders and Roan Holdings, LLC (the “Stockholders’ Agreement”), but only by a vote of holders of at least 66 2/3% in voting power of the outstanding shares of stock entitled to vote thereon, voting together as a single class in addition to any approval required by law, the Bylaws or the terms of any preferred stock. Any amendment or waiver of any provision of the Bylaws that adversely affects the rights, preferences or privileges of the holders of the preferred stock in any material respect requires the affirmative vote of a majority of the outstanding shares of preferred stock outstanding as of the initial issuance.

Corporate Opportunity

Under the Certificate of Incorporation, to the extent permitted by law:

•

the Registrant’s principal stockholders and each of their respective affiliates (including portfolio investments of any of them) have the right to, and have no duty to abstain from exercising such right to, conduct business with any business that is competitive or in the same line of business as us, do business with any of the Registrant’s clients or customers, or invest or own any interest publicly or privately in, or develop a business relationship with, any business that is competitive or in the same line of business as the Registrant;

•

if the Registrant’s principal stockholders or any of their respective affiliates (including portfolio investments of any of them) acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty to offer such corporate opportunity to the Registrant; and

•	the Registrant has renounced any interest or expectancy in, or in being offered an opportunity to participate in, such corporate opportunities.

Forum Selection

Our Certificate of Incorporation provides that unless the Registrant consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:

•	any derivative action or proceeding brought on the Registrant’s behalf;

•	any action asserting a claim of breach of a fiduciary duty owed by any of the Registrant’s directors, officers, employees or agents to the Registrant or its stockholders;

•	any action asserting a claim against the Registrant arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws; or

•

any action asserting a claim against us that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

The Certificate of Incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of the Registrant’s capital stock will be deemed to have notice of, and to have consented to, this forum selection provision. Although the Registrant believes these provisions will benefit it by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against the Registrant’s directors, officers, employees and agents. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in the Certificate of Incorporation is inapplicable or unenforceable.

Limitation of Liability Matters

The Certificate of Incorporation limits the liability of the Registrant’s directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to the Registrant or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Registration Rights

On September 24, 2018, the Registrant entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with certain significant holders of the Common Stock (the “Holders”).

Pursuant to, and subject to the limitations set forth in, the Registration Rights Agreement, the Registrant agreed, no later than 30 days following the Registrant’s reorganization, to register under federal securities laws the public offer and resale of the shares of Common Stock held by the Holders or certain of their affiliates or permitted transferees on a shelf registration statement.

In addition, pursuant to the Registration Rights Agreement, certain of the Holders have the right to require the Registrant, subject to certain limitations set forth therein, to effect a distribution of any or all of their shares of Common Stock by means of an underwritten offering. Further, subject to certain exceptions, if at any time the Registrant proposes to register an offering of its equity securities or conduct an underwritten offering, whether or not for its own account, then the Registrant must notify the Holders of such proposal reasonably in advance of the anticipated filing date or commencement of the underwritten offering, as applicable, to allow them to include a specified number of their shares in that registration statement or underwritten offering, as applicable.

These registration rights are subject to certain conditions and limitations, including the right of the Registrant to limit the number of shares to be included in a registration statement or underwritten offering and the Registrant’s right to delay or withdraw a registration statement under certain circumstances. The Registrant will generally pay all registration expenses in connection with its obligations under the Registration Rights Agreement other than underwriting discounts and commissions related to the shares sold by the selling stockholders, regardless of whether a registration statement is filed or becomes effective.

The Registrant is generally required to maintain the effectiveness of the shelf registration statement with respect to any Holder until the date on which there are no longer any Registrable Securities (as defined in the Registration Rights Agreement) outstanding.

Pursuant to the Registration Rights Agreement, certain of the Holders agreed, for a period of 90 days following September 24, 2018, not to (i) sell, transfer or otherwise dispose of any shares of Common Stock or publicly disclose the intention to make any offer, sale or disposition, or (ii) make any demand for or exercise any right with respect to the registration of any shares of Common Stock other than (A) in connection with an underwritten offering pursuant to the terms of the Registration Rights Agreement, (B) in connection with the filing of any registration statement effected pursuant to the terms of the Registration Rights Agreement, (C) sales, transfers and dispositions of shares of Common Stock up to an aggregate of 10% of the Common Stock outstanding on September 24, 2018 and (D) distributions of shares of Common Stock to members, partners or stockholders of such Holders.

Stockholders’ Agreement

On September 24, 2018, the Registrant entered into a Stockholders’ Agreement, which will govern certain rights and obligations of the principal stockholders. Pursuant to the Stockholders’ Agreement, until the earlier of (i) the Registrant’s 2020 annual general meeting of stockholders (the “2020 annual meeting”) and (ii) with respect to the applicable legacy stockholder, the date on which the applicable legacy stockholder ceases to beneficially own at least 5% of the Common Stock, each legacy stockholder shall have the right to designate one director to the Registrant’s board of directors and to fill any vacancy on the board of directors due to the death, disability, resignation or removal of any director designated by such legacy stockholder; provided, however, that at all times, at least one such director shall be an “independent director” who meets the independence standards of any national securities exchange on which the Common Stock is or will be listed and Rule 10A-3 of the Exchange Act. If a legacy stockholder’s designation rights terminate as a result of no longer beneficially owning at least 5% of the Common Stock, the applicable director shall be entitled to continue serving on the board of director until the end of such director’s term.

The Stockholders’ Agreement also provides that until the earlier of (i) the 2020 annual meeting and (ii) the date on which Roan Holdings, LLC ceases to beneficially own at least 5% of the outstanding shares of Common Stock, Roan Holdings, LLC shall have the right to designate one independent director to the board or directors (subject to the consent of the legacy stockholders) and to fill any vacancy on the board of directors due to the death, disability, resignation or removal of any such director.

In addition, the Stockholders’ Agreement provides that until the earlier of (i) the 2020 annual meeting and (ii) the date on which Roan Holdings, LLC ceases to beneficially own at least 5% of the outstanding shares of Common Stock, Roan Holdings, LLC shall have the right to designate to the board of directors a number of directors equal to: (i) if Roan Holdings, LLC beneficially owns at least 30% of the outstanding shares of Common Stock, four directors; (ii) if Roan Holdings, LLC beneficially owns at least 15% but less than 30% of the outstanding shares of Common Stock, three directors; and (iii) if Roan Holdings, LLC beneficially owns at least 5% but less than 15% of the outstanding shares of Common Stock, two directors, and, in each case, to fill any vacancy on the board of directors due to the death, disability, resignation or removal of any director; provided, however, that at all times, at least one such director shall be an independent director. If Roan Holdings, LLC’s designation rights terminate as a result of no longer beneficially owning at least 5% of the Registrant’s outstanding shares of Common Stock, the directors appointed by Roan Holdings, LLC shall be entitled to continue serving on the board of directors until the end of such directors’ terms.

Additionally, pursuant to the Stockholders’ Agreement, the Registrant has agreed, to the fullest extent permitted by applicable law (including with respect to any applicable fiduciary duties under Delaware law), to take all necessary action to effectuate the above by: (i) including the persons designated pursuant to the Stockholders’ Agreement in the slate of nominees recommended by the board of directors for election at any meeting of stockholders called for the purpose of electing directors, (ii) nominating and recommending each such individual to be elected as a director as provided herein, (iii) soliciting proxies or consents in favor thereof, and (iv) without limiting the foregoing, otherwise using its reasonable best efforts to cause such nominees to be elected to the board of directors, including providing at least as high a level of support for the election of such nominees as it provides to any other individual standing for election as a director.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, LLC.

Listing

The Common Stock trades on the OTCQB under the symbol “ROAN”.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard is applicable in the case of derivative actions (i.e., actions by or in the right of the corporation), except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

The Registrant’s certificate of incorporation and bylaws contain provisions that limit the liability of its directors and officers for monetary damages to the fullest extent permitted by the DGCL. Consequently, the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to liability:

•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors or officers of corporations, then the personal liability of the Registrant’s directors and officers will be further limited to the fullest extent permitted by the DGCL.

In addition, the Registrant has entered into indemnification agreements with its current directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements will require the Registrant, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Registrant also intends to enter into indemnification agreements with the Registrant’s future directors.

The Registrant intends to maintain liability insurance policies that indemnify its directors and officers against various liabilities, including certain liabilities arising under the Securities Act and the Exchange Act, that may be incurred by them in their capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant’s pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Plan also provides that the committee administering the Plan and all members thereof are entitled to, in good faith, rely or act upon any report or other information furnished to them by any officer or employee of the Registrant or any of its affiliates, or the Registrant’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the committee and any officer or employee of the Registrant or any of its affiliates acting at the direction or on behalf of the committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Registrant with respect to any such action or determination.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to the Registration Statement are listed in the Exhibit Index to the Registration Statement, which precedes such exhibits and is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Second Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed with the Commission on September 27, 2018).

4.2	Second Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K filed with the Commission on September 27, 2018).

4.3*	Roan Resources, Inc. Amended and Restated Management Incentive Plan, dated September 24, 2018.

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibit 5.1 to the Registration Statement).

23.2*	Consent of KPMG LLP.

23.3*	Consent of Degolyer and MacNaughton.

23.4*	Consent of Degolyer and MacNaughton.

23.5*	Consent of PricewaterhouseCoopers LLP.

23.6*	Consent of PricewaterhouseCoopers LLP.

24.1*	Power of Attorney (included on the signature page of the Registration Statement).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, OK on October 16, 2018.

ROAN RESOURCES, INC.

/s/ Tony C. Maranto
Name:	Tony C. Maranto
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below appoints David M. Edwards and David C. Treadwell, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, the Registration Statement has been signed by the following persons in the capacities indicated on October 16, 2018.

Signature	Title

/s/ Tony C. Maranto Tony C. Maranto	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ David M. Edwards David M. Edwards	Chief Financial Officer (Principal Financial Officer)

/s/ Amber N. Bonney Amber N. Bonney	Chief Accounting Officer (Principal Accounting Officer)

/s/ Matthew Bonanno Matthew Bonanno	Director

/s/ Evan Lederman Evan Lederman	Director

/s/ John V. Lovoi John V. Lovoi	Director

/s/ Paul B. Loyd, Jr. Paul B. Loyd, Jr.	Director

/s/ Michael P. Raleigh Michael P. Raleigh	Director

/s/ Andrew Taylor Andrew Taylor	Director

/s/ Anthony Tripodo Anthony Tripodo	Director